Exhibit 99.5

Management Incentive Plan

Background and Basic Concept of MIP

As you know, a series of very focused operational and strategic goals have been established for our major business units. These goals involve key areas where positive results are critical to our future success.

You are a key member of the management of the company, and your efforts will impact the degree of success achieved on these goals. The idea is to use incentive awards to reinforce the focus on these key business goals for each major unit, and recognize and reward both team and individual contributions to the achievement of these goals.

The basic concept of the MIP is simple and looks like this:

Pool of Money for Each	è	Actual
Major Business Unit

Awards

➢	Based on Business Unit Goal Achievement

➢	% of total participant salaries

➢	based on financial results

➢	For Individual Performance

➢	Varied Awards

➢	Based on Individual Goal Achievement and Overall Performance

Establishing the Incentive Pools for each Business Unit

Each pool is based on financial performance against business unit goals using a formula that calculates based on the percent targets for each grade. At the end of the year, the level of attainment will be determined by the Human Resources Committee of the Board based on financial results submitted by senior management.

This calculated percentage per grade is then applied to the total base salaries of participants in the group in question to determine the size of the pool: i.e., the amount which will be available for incentive awards to persons in that group.

If, for instance, financial results from AmerUs Life operations reach the Threshold level, participants within that operation will have a total pool calculated using the methodology above. This total pool need not be spent, but pool dollars not spent for one group can not be given to a different group.

As has been true in prior years, opportunity levels do vary by the size and impact of jobs on end results.

Individual Awards

Individual Awards are intended to appropriately motivate and recognize differences in individual performance and contributions to the Company or unit. They are based on both overall performance and attainment of individual goals. You and your superior should agree on your individual goals. These goals may be the same as the Expected Results on your Performance Plan, separate special project goals, or some combination of both.

The size of Individual Awards will vary from one individual to another within the same “pool” and, of course, will be payable only if a “pool” of funds is generated by the business unit’s performance against its approved plan. If financial performance of the unit is less than threshold, then the maximum individual award granted may only equal 50% of the threshold percentage. No Individual Award will be awarded to any individual whose performance at the time awards are paid is determined to be a 3 or below.
The ultimate decision about the amount of your Individual Award is discretionary. This subjectivity in decision making allows maximum flexibility for addressing clear differences in performance levels and unanticipated events or unusual circumstances. The decisions regarding the size of Individual Awards will be made by senior management and the CEO. The Human Resources Committee of the Board approves the award for Chairman & CEO, and senior operating team members.

Your total award under the Plan

The major determinate of the size of the total awards is, of course, the success against goals achieved by your business unit, because this will set the size of the total pool available for awards. However, your individual performance is important because Individual Awards will vary, and individual performance teamed with others can influence, or even eliminate, the size of the pool.

Awards will be prorated for death, disability, and retirement. Otherwise, you must be actively employed at the date of payment to receive your award. Management may, with the approval of the Board, make adjustments in financial results for extraordinary or nonrecurring items.

Some hypothetical examples of total awards are shown below for 5 VP/Director level participants labeled A-E, all of whom are assumed to have a salary of $50,000 and in the same grade.

Pool Size = $75,000 (30% X 5 participants x $50,000 base salary)

Example-Maximum Pool Created (30% salaries)
		Total Award
Employee	Individual Award	(% of salary)

A	$0	$0
B	$13,500	$13,500 (27%)
C	$15,000	$15,000 (30%)
D	$15,000	$15,000 (30%)
E	$21,000	$21,000 (42%)

! Note that Employee A received no award at all. Obviously individual performance was judged to be unacceptable.

! Note that some variance exists between Employee B, C, and D as reflected in their awards.

! Note that Employee E received a total award in excess of the overall pool size of 30% of salary. This reflects outstanding individual goal achievement plus additional demonstrated contributions.

! Had the pool been less than the maximum of 30% of salary the awards would, of course, been less.

Information During the Year

Your MIP award is an important part of your total compensation and every effort will be made throughout the year to provide you with information designed to address these key questions:

1.	How is my business unit doing against its financial and other goals?

2.	How large might the total incentive pool be?

3.	What is the perceived level of my personal, individual performance?

4.	What is the probable range of my award?

Advance information will, of course, be based on estimated results. Actual pool amounts cannot be known until after year-end, and actual awards cannot be paid until approved by the Board at the February meeting.

Special Additional Feature — The CEO Pool

The MIP provides the AmerUs Group CEO with an additional pool of monies from which additional incentive awards may be made to any participant (except himself) subject to Committee approval. An award from CEO’s pool would be added to a participant’s Individual Award. The purpose of this CEO pool is to provide a final measure of flexibility to reward unusual, but specific, personal performance results not adequately recognized by the formal provisions of the Plan. No CEO pool awards need to be made in any year, and their use is intended to be limited. The size of the business unit pools do not directly effect this CEO pool. However, the general intent of the Plan is to limit CEO pool awards as business unit pools increase in size.

Summary

The main concept is to focus all of us on necessary business and corporate unit results. Additionally, a flexible procedure to recognize individual performance has been incorporated into the MIP. Senior management is committed to use this Plan as effectively as possible but reserves the right to adjust or change the plan as necessary.